Exhibit 10.24

TECHNOLOGY TRANSFER AGREEMENT

THIS TECHNOLOGY TRANSFER AGREEMENT (THIS “Agreement”) IS ENTERED INTO AS OF THIS 29TH DAY OF FEBRUARY, 2012, BY AND BETWEEN:

(1) International Green Chip Co., Ltd. (英特格灵芯片（天津）有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC”) with its legal address at Room 210, South Tower, Tianda Software Zone, 80 Fourth Avenue, Tianjin Development Area, Tianjin, PRC (the “Proprietor”); and

(2) iWatt Inc., a company incorporated in the State of California whose registered office is at 675 Campbell Technology Parkway, Suite 150, Campbell, CA 95008, USA. (the “Recipient”),

The Proprietor and the Recipient are referred to herein each as a “Party”, and collectively, the “Parties”.

RECITALS

WHEREAS, the Proprietor has developed LCDTV 8CH + Boost LED BLU Driver and LCDTV TCON Bias PMIC products, the details of which are set forth on Schedule 1 attached hereto (the “Target Products”) and is the proprietor of certain know-how and confidential information relating to their designs, applications and/or manufacture;

WHEREAS, the Proprietor has agreed to assign to the Recipient, and the Recipient desires to purchase from the Proprietor, full right and title to this know-how and confidential information relating the Targeted Products, for the consideration and upon the terms and conditions hereinafter set forth;

WHEREAS, the Proprietor and iWatt HK Limited, a limited liability company duly established under the laws of the Hong Kong Special Administrative Region, PRC with its legal address at Unit 223B, 2/F., Core Building 2, No. 1 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong, have entered into an exclusive equipment lease agreement dated January 11, 2012 (as amended, the “Lease Agreement”); and

WHEREAS, the Lease Agreement provides that the execution and delivery of this Agreement by the Parties shall be a condition precedent to the consummation of the transactions contemplated under the Lease Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. DEFINITION

1.1 Affiliate shall mean with respect to any Party, any company that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For the purposes of this Agreement, the term “control” (and

“controlling”) shall mean (i) to have at least the majority (more than fifty percent (50%)) of the voting stock of such company or (ii) the right (a) to elect the majority of the directors of such company, or (b) to direct or cause the direction of the management and policies of such company, as the case may be, where such right may be exercised without the consent of any third party.

1.2 Closing shall have the meaning ascribed to such term as in the Lease Agreement.

1.3 Earn Out Revenue shall mean the sales revenue of the Target Products during the 18 months immediately following the Closing, which sales revenue shall be determined by the Recipient in accordance with GAAP pursuant to Section 3.2 hereof.

1.4 Effective Date shall mean the date of signing this Agreement.

1.5 GAAP shall mean the generally accepted accounting principles in the United States of America in effect from time to time.

1.6 Independent Advisor shall mean a suitably qualified partner in any accounting firm designated by the Recipient in writing, whose services any of the Parties is not engaging.

1.7 Information shall mean collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, knowledge, experiences, research and development, data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, regarding and relating to the materials, structures, applications and/or manufacturing of the Targeted Products, and all other information relating to the materials, manufacturing techniques and other information necessary to design, utilize and/or manufacture the Targeted Products properly, efficiently and in reasonable quantities.

1.8 Technical Documentation shall mean all manuals, recordings, graphs, drawings, reports, computer programs, calculations, special studies produced for the Target Products design and engineering activities, analyses, including but not limited to design drawings, interface drawings, manuals and stress analysis reports, relating to the design, engineering of the Target Products.

Section 2. ASSIGNMENT

2.1 The Proprietor hereby assigns and transfers to Recipient all rights and title (free and clear of any lien, claim, restriction, charge, security interest or other encumbrance) possessed by Proprietor in respect of the Information and the full unfettered and exclusive worldwide right to use the Information for any purpose whatsoever (including the filing of patent applications in respect of all or any aspect of it).

2.2 The Recipient reserves the right to assign all of its rights, benefits and obligations under this Agreement to any of its Affiliates.

Section 3. CONSIDERATION

3.1 Assignment Fee

The Recipient shall pay an assignment fee of up to US$2,000,000 or RMB equivalent based on the Earn Out Revenue:

(a) The Recipient shall pay US$1,000,000 or RMB equivalent if the Earn Out Revenue of the existing Target Products reaches US$2,100,000 during the 18 months immediately following the Closing. If the Earn Out Revenue is less than US$2,100,000, such payment shall be reduced proportionally for any shortfall of the Earn Out Revenue.

(b) The Recipient shall pay the remaining US$1,000,000 or RMB equivalent if the Earn Out Revenue of the existing Target Products, and any other products considered applicable by the Recipient, reaches an additional US$2,100,000 during the 18 months immediately following the Closing. If the Earn Out Revenue is less than US$4,200,000 but greater than US$2,100,000, such payment of the remaining US$1,000,000 or RMB equivalent shall be reduced proportionally for any shortfall of the Earn Out Revenue.

3.2 Determination of Earn Out Revenue

(a) For the purpose of the Recipient to calculate the Earn Out Revenue, the Recipient shall as promptly as practicable provide the Proprietor with a written statement of its calculation (the “Calculation Statement”) of the Earn Out Revenue for the relevant period(s).

(b) Upon receiving a Calculation Statement, the Proprietor shall within ten (10) days either (i) notify the Recipient in writing that it agrees with the Calculation Statement or (ii) notify the Recipient in writing that it does not agree with the Calculation Statement and stating the grounds of their disagreement and their own calculation of the Earn Out Revenue for determination of the relevant part of the applicable assignment fee, together with a copy of any information used in making such calculation (the “Dispute Notice”). If the Recipient does not receive any Dispute Notice from the Proprietor within such ten (10) days period, the Proprietor shall be deemed to have agreed to the Calculation Statement and the Recipient’s calculation of the Earn Out Revenue for determination of the relevant part of the applicable assignment fee.

(c) In the event a Dispute Notice is given by the Proprietor according to Section 3.2(b), the Proprietor and the Recipient shall meet and attempt in good faith to resolve the items or amounts in dispute (the “Disputed Portion”). If the Proprietor and the Recipient are unable to reach an agreement within twenty (20) days after receipt of the Dispute Notice by the Recipient, the Proprietor or the Recipient may request an Independent Advisor to review the Disputed Portion and compute the Earn Out Revenue for the relevant period(s) in question. In making its calculation, the Independent Advisor shall consider only the Disputed Portion (and to the extent required, any other items or amounts necessary to derive the Disputed Portion). Such determination shall be made within twenty (20) days after such request and shall be conclusive and binding on the Parties. The fees, costs and expenses of the Independent Advisor shall be borne by the Party whose calculation of the Earn Out Revenue for the relevant period(s) is furthest from the Independent Advisor’s calculation.

(d) For the avoidance of doubt, before the Disputed Portion is finally determined pursuant to this Section 3, the Recipient shall have the right (but not the obligation) to pay to the Proprietor the undisputed portion of the Earn Out Revenue proportionally.

Section 4. FURTHER ASSURANCE

4.1 The Proprietor agrees to disclose all the Information known to the Proprietor to the Recipient, or any person nominated by the Recipient, and provide all other reasonable assistance and information, including but not limited to all the Technical Documentation, as may be reasonably necessary in order to assist Recipient, or its nominee, to develop, use and/or manufacture the Targeted Products.

4.2 The Proprietor agrees that from the date of this Agreement, without the prior written consent of the Recipient, not:

(a) to communicate or otherwise make available the Information to any third party; and/or

(b) to use the Information for any purpose.

4.3 The Proprietor undertakes that it shall not and shall procure the IGC Holders (as defined in the Lease Agreement) not to, participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with any business activities (including but without limitation, research and development, manufacturing, the sale and distribution) in connection with the Target Products in the PRC or any other jurisdiction.

4.4 If the Information disclosed by the Proprietor to the Recipient is not sufficient to enable the applications and/or manufacture of the Targeted Products properly, efficiently and in reasonable quantities, The Recipient may serve notice on the Proprietor to that effect, identifying the areas of deficiency in the Information disclosed. Should the Proprietor, in the reasonable opinion of the Recipient, fail in the four (4) week period following service of such notice to remedy such deficiencies, the Recipient may serve notice on the Proprietor requiring the payment of the sum identified in Section 3, and the Proprietor agrees to repay this sum within two weeks of receipt of such notice for payment.

Section 5. REPRESENTATIONS AND WARRANTIES

5.1 Each Party hereby represents and warrants to the other Party that: (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder in accordance with such Party’s organizational documents and the laws of its jurisdiction; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.2 The Proprietor hereby further warrants that:

(a) it is the sole proprietor of the Information free and clear of any lien, claim, restriction, charge, security interest or other encumbrance;

(b) it has taken all the necessary mechanisms to hold the Information in confidence;

(c) it has not, either by act or omission, caused and permitted anything to be done which might endanger the title to and benefits of the Information;

(d) it has not knowingly withheld from the Recipient knowledge of any circumstances that may endanger the title to and benefits of the Information;

(e) it will not engage in any action that will be detrimental to the title to and benefits of the Information after the execution of this Agreement;

(f) neither the practice of the Target Products nor the manufacture, use, sale or other exploitation of any Target Products infringes upon or may infringe upon any third-party intellectual property right(s);

(g) it has as of the Effective Date disclosed to the Recipient all the Information known to it with respect to all Target Products, which information is accurate and complete; and

(h) it is not aware that the Information, or any of it, is known, or as a result of any past action or default on its part, or that of anyone else, is likely to become known to any third parties.

5.3 The Proprietor hereby agrees to indemnify, and to keep the Recipient and the Recipient’s respective Affiliates, members, stockholders, employees, agents and representatives indemnified, against all actions, claims, proceedings, costs and damages (including any damages or compensation) paid by the Recipient on the advice of its legal advisers to compromise or settle any claim and all legal costs and other expenses arising out of any breach of the representations, warranties and undertakings of the Proprietor under this Agreement or out of any claims by a third party based on any facts which if substantiated would constitute such a breach. The Proprietor further agrees that the Recipient’s indemnification under this Section would first come from the assignment fee (if any is available) to be paid under this Agreement before seeking remedy from the Proprietor or its shareholders and that the Proprietor’s shareholders’ obligations under this indemnification provision will be limited to their pro-rata share of the obligation based on their ownership position at the time of Closing.

Section 6. EFFECTIVENESS

This Agreement shall become effective and binding on the Parties hereto as of the date of its execution by or on behalf of the Parties hereto.

Section 7. SETTLEMENT OF DISPUTES

7.1 Dispute. Any dispute, controversy or claim (each a “Dispute”) arising out of or relating to this Agreement or to any of the transactions contemplated hereby, whether such Dispute is premised on contract, tort, equity, or statute, shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute.

7.2 Arbitration. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) and under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration (as amended from time to time and by the rest of this Agreement). There shall be a panel of three (3) arbitrators. The Proprietor and the Recipient shall each appoint one (1) arbitrator, and the third arbitrator shall be appointed by the HKIAC. The Parties hereby agree that the third arbitrator of the arbitration panel shall not be a national of the PRC or the United States of America. The language of the arbitration shall be English and Chinese. To the extent a translator is necessary during the arbitration, the Parties shall stipulate a neutral, official translator for the arbitration proceedings, acceptable to the HKIAC. If the Parties are unable to agree on an official translator, then HKIAC shall appoint one. The losing Party shall bear the costs of such translator.

7.3 Cooperation of the Parties. Each Party to the arbitration shall cooperate with each other Party to the arbitration in producing information and documents requested by such other Party in connection with such Disputes, subject to privileges applicable to the Dispute or confidentiality obligations binding on such Party. The Parties shall prepare and execute a confidentiality agreement in connection with the production of any such information or documents.

7.4 Costs of Arbitration. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration panel. The prevailing Party shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with the arbitration.

7.5 Award. The award of the arbitration panel shall be a written and reasoned award. The award of the arbitration panel shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

7.6 Performance of Obligations. The Parties shall continue to perform their respective obligations under this Agreement, except with respect to the part in dispute and under adjudication, and shall be permitted to exercise all rights under this Agreement notwithstanding the filing of an arbitration demand by one Party against another Party.

Section 8. APPLICABLE LAW

This Agreement, the legal relations between the Parties and any Dispute, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or in connection with or in respect of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws principles thereunder.

Section 9. REGISTRATION OF AGREEMENT

Should this Agreement be subject to any registration or approval requirement under the applicable laws and regulations of the People’s Republic of China, the Proprietor shall, at the Recipient’s expenses, submit relevant application documents as soon as commercially practicable following the Effective Date to the application registration authority for the purpose of registration or approval of this Agreement.

Section 10. LANGUAGE

This Agreement is executed in English. A separate Chinese language version of this Agreement has prepared solely for the purpose of registration with the competent PRC authority. In the event there is any discrepancy between the two versions, the English execution version shall prevail.

Section 11. AMENDMENTS

Except as otherwise permitted herein, this Agreement and its provisions may be amended, supplemented, changed, waived, discharged, modified or terminated only by a writing signed by each of the Parties.

Section 12. NOTICES

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

(a)	If to the Proprietor:

International Green Chip Co., Ltd. (英特格灵芯片（天津）有限公司)

Address:	Room 210, South Tower, Tianda Software Zone, 80 Fourth Avenue, Tianjin Development Area, Tianjin, PRC
Fax number:	(86) 10 8280 0206
Attention:	Mr. ZHANG Fuhong (张福宏)

(b)	If to the Recipient:

iWatt Inc.

Address:	675 Campbell Technology Parkway, Suite 150 Campbell, CA 95008 USA
Fax number:	(1) 408 341 0455
Attention:	Mr. James V McCanna (Chief Financial Officer)

Section 13. SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereunder are consummated as originally contemplated to the greatest extent possible.

Section 14. REMEDIES CUMULATIVE.

The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

Section 15. COUNTERPART EXECUTION

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of the page intentionally left blank; signatures to follow]

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized representative to execute this Agreement as of the date first above written.

BY:	/s/ ZHANG Fuhong (张福宏)

Name: ZHANG Fuhong (张福宏)

Position: Legal Representative

for and on behalf of International Green Chip Co., Ltd.

英特格灵芯片（天津）有限公司

(with company’s chop)

BY:	/s/ James V McCanna

Name: James V McCanna

Position: CFO and Secretary

for and on behalf of iWatt Inc.

SCHEDULE 1

List of the Target Products

1.	LCDTV 8CH + Boost LED BLU Driver; and

2.	LCDTV TCON Bias PMIC products